ADDENDUM TO INVESTMENT SUB-ADVISORY AGREEMENT
                        BETWEEN TOUCHSTONE ADVISORS, INC.
                       AND TODD INVESTMENT ADVISORS, INC.

This Agreement is entered into as of August 14, 2006 by and between Touchstone Advisors, Inc. (the "Advisor") and Todd Investment Advisors, Inc. (the "Sub-Advisor").

      WHEREAS, the Advisor and the Sub-Advisor entered into a Sub-Advisory Agreement dated as of May 1, 2000, amended December 31, 2002, on behalf of the Enhanced 30 Fund (subsequently renamed the Large Cap Core Equity Fund) (the "Sub-Advisory Agreement").

      WHEREAS, the Advisor and the Sub-Adviser wish to enter into this Addendum to the Sub-Advisory Agreement in order to change the compensation paid to the Sub-Advisor by the Advisor for the services provided to the Large Cap Core Equity Fund;

      NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

      1. As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to 0.325% on the first $100 million of average daily net assets; 0.30% on the next $100 million of average daily net assets; 0.275% on the next $100 million of average daily net assets; and 0.250% of such assets in excess of $300 million. If the Sub-Advisor serves in such capacity for less than the whole of any period specified herein, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund's net assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemption of shares thereof.

      2. This Addendum shall supersede the Addendum to the Sub-Advisory Agreement entered into on December 31, 2002.

      3. Except for the revised compensation schedule to the Sub-Advisory Agreement, this Sub-Advisory Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

      4. This Addendum shall be binding upon the parties and, to the extent permitted by the Sub-Advisory Agreement, their respective successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.               TODD INVESTMENT ADVISORS, INC.


By: /s/ William Dent                    By: /s/ Curtis M. Scott, Jr.
    ---------------------------------       ------------------------------------
Print Name: William Dent                Print Name: Curtis M. Scott, Jr.
Print Title: Senior Vice President      Print Title: President & CEO
Date: April 18, 2007                    Date: May 1, 2007